Exhibit 99.1

FOR IMMEDIATE RELEASE:       January 27, 2011

KEY TECHNOLOGY ANNOUNCES FISCAL 2011 FIRST QUARTER RESULTS
Year-over-year Increases in Quarterly Sales and Net Earnings

WALLA WALLA, WA -- Key Technology, Inc. (NASDAQ: KTEC) today announced sales and operating results for the first quarter of fiscal 2011 ended December 31, 2010.

Net sales for the three-month period ended December 31, 2010 totaled $28.1 million, compared to $22.4 million recorded in the same quarter last year.  The Company reported net earnings for the first quarter of fiscal 2011 of $604,000, or $0.11 per diluted share, compared to a net loss for the same quarter last year of $57,000, or $0.01 per diluted share.

Gross profit for the first quarter of fiscal 2011 was $9.3 million compared to $7.9 million in the corresponding period last year.  As a percentage of net sales, gross profit for the quarter was 33.1% compared to 35.0% in the first quarter of fiscal 2010.

David Camp, President and Chief Executive Officer, commented, “Our sales and net earnings were up significantly from the comparable period in the prior fiscal year.  Our margins, as a percentage of net sales, however, continued to be impacted by market pricing challenges.  In addition, we experienced a higher mix of lower margin product sales in the first quarter of fiscal 2011.”

Operating expenses for the quarter ended December 31, 2010 were $8.4 million, or 30.0% of sales, compared to $8.0 million, or 35.5% of sales in the same quarter last year.

Camp further commented, “We continue to monitor and control our operating expenses.  The increase in operating expenses in the first quarter of fiscal 2011, as compared to the first quarter of fiscal 2010, was due primarily to higher sales commissions related to the increased sales volumes.  However, as a percentage of sales, operating expenses have declined significantly from the prior year’s first quarter.”

Orders received during the first quarter of fiscal 2011 were $24.8 million, compared to $28.3 million in the same period last year.  The Company’s backlog at December 31, 2010 was $31.6 million, compared to a backlog of $35.5 million at December 31, 2009.

Camp concluded, “Our first quarter order volumes have tended to fluctuate from year to year.  We remain cautiously optimistic regarding future order volumes, with our order opportunities in Integrated Solutions and Automated Inspection Systems continuing to build.  We are also encouraged by the future potential of the new products we recently introduced, including RemoteMD™ a secure, real-time condition analysis for sorters, Veo™ optical sorter for seed corn ear sorting, and the Horizon™ horizontal motion conveyor.”

Conference Call

The Company's conference call discussing the fiscal 2011 first quarter results can be heard live via the Internet at 2:00 p.m. Pacific Time on Thursday, January 27, 2011.   To access the audio webcast, go to http://www.key.net/investors/investor-events/default.html  at least fifteen minutes prior to the call to download and install any necessary audio software.

About Key Technology

Key Technology, Inc., headquartered in Walla Walla, Washington, is a worldwide leader in the design and manufacture of process automation systems for the food processing, industrial and pharmaceutical markets.  The Company’s products integrate electro-optical inspection and sorting, specialized conveying and product preparation equipment, which allow processors to improve quality, increase yield and reduce cost.  Key has manufacturing facilities in Washington, Oregon, and the Netherlands, and worldwide sales and service coverage.

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.  These statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements.  The forward-looking statements in this release address future financial and operating results.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:
•	changes in general economic conditions may adversely affect the Company’s business and results of operations, and the business of the Company’s customers;
•	economic conditions in the food processing industry, either globally or regionally, may adversely affect the Company's revenues;
•	the loss of any of the Company’s significant customers could reduce the Company’s revenues and profitability;
•	the Company is subject to pricing pressure which may reduce the Company’s profitability;
•	the failure of the Company's independent sales representatives to perform as expected would harm the Company's net sales;
•	the Company may make acquisitions that could disrupt the Company’s operations and harm the Company’s operating results;
•	the Company's international operations subject the Company to a number of risks that could adversely affect the Company’s revenues, operating results and growth;
•	competition and advances in technology may adversely affect sales and prices;
•	the Company’s products may not compete successfully in either existing or new markets, which would adversely affect sales and operating results;
•	the Company’s expansion into new markets and integrated product offerings could increase the cost of operations and reduce gross margins and profitability;
•	our product offerings depend to a certain extent on products and components manufactured by others;
•
the Company’s inability to retain and recruit experienced management and other key personnel, or the loss of key management personnel, may adversely affect the Company’s business and prospects for growth;

•	the inability to protect the Company’s intellectual property, especially as the Company expands geographically, may adversely affect the Company’s competitive advantage;
•
intellectual property-related litigation expenses and other costs resulting from infringement claims asserted against the Company by third parties may adversely affect the Company’s results of operations and its customer relations;

•	the Company’s dependence on certain suppliers may leave the Company temporarily without adequate access to raw materials or products;
•	the limited availability and possible cost fluctuations of materials used in the Company’s products could adversely affect the Company’s gross margins;
•	compliance with changes in environmental laws, including proposed climate change laws and regulations, could adversely affect our performance;
•	compliance with recently passed health care legislation may adversely affect our business;
•
our reported results can be affected adversely by the implementation of new, or changes in the interpretation of existing, accounting principles or financial reporting requirements and is expected to require the Company to incur substantial additional expenses;

•	compliance with changing regulation of corporate governance and public disclosure will result in additional expenses and pose challenges for our management;
•	changes in the Company’s tax rates could affect profitability; and
•	the price of the Company’s common stock may fluctuate significantly, and this may make it difficult for shareholders to resell common stock when they want or at prices they find attractive.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, particularly Item 1A, "Risk Factors," of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2010.

Note:  News releases and other information about Key Technology, Inc. can be accessed at www.key.net.

Key Technology, Inc. and Subsidiaries
Statement of Selected Operating Information
(Unaudited, in thousands, except per share data)

	Three Months
	Ended December 31,
	2010	2009

Net sales	$28,147	$22,443
Cost of sales	18,827	14,578
Gross profit	9,320	7,865
Operating expenses:
Sales and marketing	4,484	3,948
Research and development	1,517	1,499
General and administrative	2,441	2,203
Amortization of intangibles	4	317
Total operating expenses	8,446	7,967
Gain (loss) on disposition of assets	-	1
Earnings (loss) from operations	874	(101)
Other income (expense)	(74)	20
Earnings (loss) before income taxes	800	(81)
Income tax expense (benefit)	196	(24)
Net earnings (loss)	$604	$(57)
Net earnings (loss) per share
- basic	$0.11	$(0.01)
- diluted	$0.11	$(0.01)

Shares used in per share calculation - basic	5,286	5,249
Shares used in per share calculation - diluted	5,304	5,249

Key Technology, Inc. and Subsidiaries
Selected Balance Sheet Information
(Unaudited, in thousands)

	December 31,	September 30,
	2010	2010

Cash and cash equivalents	$24,455	$29,096
Trade accounts receivable, net	12,835	13,250
Inventories	22,438	21,191
Total current assets	65,745	69,520
Property, plant and equipment, net	16,799	16,821
Goodwill and other intangibles, net	2,586	2,590
Investment in Proditec	1,178	1,178
Total assets	87,571	91,267
Total current liabilities, including current portion of long-term debt	23,226	28,045
Long-term debt	5,457	5,542
Shareholders' equity	$57,254	$56,338

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CONTACT:	Key Technology, Inc., Walla Walla, Washington
David Camp, Chief Executive Officer – 509-529-2161